Exhibit 10.9

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

MORTGAGE BANKING SERVICES AGREEMENT

Amendment No. 1 to Second Amended and Restated Mortgage Banking Services Agreement, dated as of December 8, 2020 (the “Amendment”), by and between PennyMac Loan Services, LLC, a Delaware limited liability company (the “Service Provider”), and PennyMac Corp., a Delaware corporation (the “Company”), and effective as of October 1, 2020.

RECITALS

WHEREAS, the Service Provider and the Company are parties to that certain Second Amended and Restated Mortgage Banking Services Agreement, dated as of June 30, 2020 (the “Existing MBS Agreement” and, as amended by this Amendment, the “MBS Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing MBS Agreement.

WHEREAS, the Service Provider and the Company have agreed, subject to the terms and conditions of this Amendment, that the Existing MBS Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing MBS Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Service Provider and the Company hereby agree that the Existing MBS Agreement is hereby amended as follows:

SECTION 1.Exhibits. Exhibit A of the Existing MBS Agreement is hereby amended by deleting it in its entirety and replacing it with the form attached hereto as Exhibit A.

SECTION 2.Conditions Precedent. This Amendment shall become effective as of the date first set forth above (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1Delivered Documents. On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

(a)this Amendment, executed and delivered by duly authorized officers of the Service Provider and the Company; and

(b)such other documents as such party or counsel to such party may reasonably request.

SECTION 3.Representations and Warranties. Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing MBS Agreement on its part to be observed or performed.

SECTION 4.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing MBS Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 5.GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 7.Conflicts. The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing MBS Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

The Service Provider:	PENNYMAC LOAN SERVICES, LLC

	By:	/s/ Douglas E. Jones
Name: Douglas E Jones
Title: President

The Company:		PENNYMAC CORP.

	By:	/s/ Andrew S. Chang
Name: Andrew S. Chang
Title: Senior Managing Director and Chief Financial Officer

EXHIBIT A

(Compensation)

Fulfillment Fees

The aggregate Fulfillment Fees for Mortgage Loans during any fiscal quarter, commencing on and after October 1, 2020, shall not exceed:

(a) the product of (i) the number of Mortgage Loans with respect to which the Company issues Loan Commitments during such quarter, (ii) a factor of either .99 or .80 (representing the estimated pull through rate) depending on whether the Loan Commitments are subject to a “mandatory trade confirmation” or a “best efforts lock confirmation,” respectively, and (iii) (A) $585.00 for each pull-through adjusted Loan Commitment issued during such quarter up to and including a total of 16,500, and (B) $355.00 for each pull-through adjusted Loan Commitment issued during such quarter in excess of 16,500, the payment of which shall made no later than the end of the calendar month following the calendar month of such Loan Commitments, plus

(b) (I) for the first 16,500 Mortgage Loans that are purchased by the Company from an approved Correspondent during such quarter (the “Tier 1 Purchased Loans”), funding fees in an amount no greater than the product of (i) $315.00, and (ii) the number of such Tier 1 Purchased Loans, plus (II) for all Mortgage Loans purchased in excess of 16,500 during such quarter (the “Tier 2 Purchased Loans”), funding fees in an amount no greater than the product of (i) $195.00, and (ii) the number of such Tier 2 Purchased Loans, the payment of which shall be made no later than the end of the calendar month following the calendar month in which such Purchased Loans were purchased by the Company; plus

(c) in the case of all Mortgage Loans other than Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans that are purchased by the Company from an approved Correspondent during such quarter, supplemental fees in an amount no greater than the product of (i) $750.00, and (ii) the number of such Mortgage Loans sold and securitized, the payment of which shall be made no later than the end of the calendar month following the calendar month in which such Mortgage Loan was sold or securitized.

To the extent any Loan Commitments issued prior to July 1, 2020 result in the funding of Mortgage Loans on or after July 1, 2020, the aggregate Fulfillment Fees for all such Mortgage Loans purchased from an approved Correspondent shall equal (a) no greater than the product of (i) 0.35% and (ii) the aggregate initial unpaid principal balance (the “Initial UPB”) of all such Mortgage Loans purchased in such month, the payment of which shall made no later than the end of the calendar month following the calendar month in which such Mortgage Loan was purchased, plus (b) in the case of all Mortgage Loans other than Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, no greater than the product of (i) 0.50% and (ii) the aggregate Initial UPB of all such Mortgage Loans sold and securitized in any month, the payment of which shall be made no later than the end of the calendar month following the calendar month in which such Mortgage Loan was sold or securitized.

No Fulfillment Fee shall be due or payable to the Service Provider with respect to any Ginnie Mae Mortgage Loan or any Mortgage Loan acquired from the Servicer Provider.

For the purposes of this Exhibit A, “mandatory trade confirmation” and “best efforts lock confirmation” shall have the meanings ascribed to them in the PennyMac Guide.

Early Purchase Program Fees

With respect to each Early Purchase Program, the Service Provider shall be entitled to fees that accrue (a) at a rate equal to $1,500 per annum, and (b) in the amount of $35 with respect to each Mortgage Loan purchased by the Company thereunder. The fee described in clause (a) shall accrue and be payable monthly not later than the last Business Day of each month from and after the execution of the Early Purchase Program documentation. The fee described in clause (b) shall accrue and be payable monthly not later than the fifth (5th) Business Day following the month during which the related Mortgage Loan first becomes subject to a transaction thereunder.